Exhibit 10.1
ONYX PHARMACEUTICALS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
for
N. ANTHONY COLES
     This Executive Employment Agreement (“Agreement”) is entered into as of February 22, 2008 (the “Effective Date”), by and between N. Anthony Coles (“Executive”) and Onyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
     Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and
     Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
     1. Employment by the Company.
          1.1 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the positions of President and Chief Executive Officer (“CEO”) and Executive hereby accepts such employment with a start date of March 31, 2008 or such other mutually agreeable date that may be determined (the “Start Date”). During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except as permitted pursuant to Section 4.1 and for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
          1.2 Duties and Location. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of CEO and as also may be assigned to Executive from time to time (provided that such duties are consistent with Executive’s position as CEO), consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). Executive will report to the Board. Executive’s primary office location shall be the Company’s headquarters, which is currently in Emeryville, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.
          1.3 Policies and Procedures. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, as they may be modified by the Company within its sole discretion from time to time, including but not limited to those relating to protection of confidential information

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and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
          1.4 Board of Directors. The Company will use its best efforts to ensure that Executive is appointed to the Board and Executive agrees to serve as a director of the Company. Executive agrees that in the event Executive’s employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, Executive shall resign Executive’s position as a member of the Board simultaneously with the termination of Executive’s employment or on such other date as requested by the majority of the Board.
     2. Compensation.
          2.1 Salary. Executive shall receive for services to be rendered hereunder an annualized base salary at the rate of $625,000, payable on the Company’s normal payroll schedule and subject to payroll withholding and deductions (“Base Salary”). The Base Salary shall be reviewed annually and may be adjusted as approved by the Board in its discretion; provided, however, that the Base Salary may only be decreased upon Executive’s written consent.
          2.2 Hiring Bonus. Executive will receive a hiring bonus of $200,000, subject to payroll deductions and withholdings, and paid within the Company’s first regular payroll period following the Start Date (the “Hire Bonus”). If Executive’s employment terminates within twelve (12) months after the Start Date, due to either a termination for Cause (as defined in Section 5.3(b)) by the Company or a voluntary termination by Executive for any reason, Executive will be required to repay a prorated portion of the Hire Bonus to the Company no later than thirty (30) days after the employment termination date. The repayment amount will be calculated by reducing the total gross amount of the Hire Bonus by 1/12th for each complete month of employment by Executive.
          2.3 Annual Bonus. Executive will be eligible to earn an annual target bonus of one hundred percent (100%) of the Base Salary in effect during the bonus year (the “Annual Bonus”). Executive is eligible to receive the full Annual Bonus for the 2008 bonus year, and any Annual Bonus earned by Executive for 2008 will not be prorated to reflect his mid-year Start Date. Whether the Annual Bonus is earned, and the amount of the Annual Bonus (if any), will be determined under the terms of the Company’s Annual Incentive Bonus Program (as adopted by the Compensation Committee of the Board from time to time), and due to Executive’s position as CEO his performance shall be measured one hundred percent (100%) by the Company’s achievement of its corporate performance targets, as determined by the Board on the recommendation of the Board’s Compensation Committee. The Board will determine, in its sole discretion, the applicable corporate performance targets for each bonus year, which may include corporate financial goals, strategic goals, and clinical development goals. In order to be eligible to earn the Annual Bonus, Executive must remain an active employee of the Company through the end of the applicable work year, and Executive will not earn any Annual Bonus if his employment

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terminates for any reason before the end of the applicable work year. The Company shall have the discretion to structure some or all of the Annual Bonus so that it qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Executive’s Annual Bonus target will be reviewed annually and may be adjusted by the Board in its discretion; provided, however, that the Annual Bonus target may only be decreased upon Executive’s written consent.
          2.4 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.
          2.5 Equity Awards. Subject to the approval of the Board, Executive shall receive the following equity awards (the “Equity Awards”), which shall be granted as of the Start Date:
               (a) Option Grant. Executive shall be granted an option to purchase 350,000 shares of Company Common Stock (the “Option”), at fair market value as of the Start Date as determined by the Board, pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”). Except as otherwise provided herein, subject to Executive’s continuous service to the Company (as defined in the Plan), the Option will vest and become exercisable over four (4) years, with twenty-five percent (25%) of the shares covered by the Option vesting and becoming exercisable on the first year anniversary of the Start Date and the remaining seventy-five percent (75%) of the shares covered by the Option vesting and becoming exercisable in thirty-six (36) equal monthly installments thereafter. The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.
               (b) Time-Vested Restricted Stock Grant. Executive shall be granted a restricted stock award covering 50,000 shares of Company Common Stock (the “Time-Vested Restricted Stock Grant”), pursuant to the Plan. Except as otherwise provided herein, subject to Executive’s continuous service to the Company (as defined in the Plan), the Time-Vested Restricted Stock Grant will vest in a series of three (3) successive equal annual installments over the three (3)-year period measured from the Start Date. The Time-Vested Restricted Stock Grant shall be governed by the terms and conditions set forth in the Plan, and in the applicable Stock Bonus Award Agreement.
               (c) Performance-Vested Restricted Stock Grant. Executive shall be granted a restricted stock award covering 10,000 shares of Company Common Stock (the “Performance-Vested Restricted Stock Grant”), pursuant to the Plan. Except as otherwise provided herein, subject to Executive’s continuous service to the Company (as defined in the Plan), the Performance-Vested Restricted Stock Grant will vest over a two (2)-year period measured from the Start Date subject to achievement of performance milestones based on Executive’s performance to be determined by the Board upon recommendation of the Board’s Compensation Committee. For the 2008 bonus year, the applicable vesting schedule shall be as follows: (i) 7,500 shares shall vest if at least 150%

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of all applicable 2008 performance milestones are achieved; (ii) 5,000 shares shall vest if at least 100%, but less than 150%, of all applicable 2008 performance milestones are achieved; (iii) 2,500 shares shall vest if at least 50%, but less than 100%, of all applicable 2008 performance milestones are achieved; and (iv) no shares shall vest for the 2008 bonus year if less than 50% of all applicable 2008 performance milestones are achieved. For the 2009 bonus year, the applicable vesting schedule shall be as follows: (i) 7,500 shares (or all remaining unvested shares, if less) shall vest if at least 150% of all applicable 2009 performance milestones are achieved; (ii) 5,000 shares (or all remaining unvested shares, if less) shall vest if at least 100%, but less than 150%, of all applicable 2009 performance milestones are achieved; (iii) 2,500 shares shall vest if at least 50%, but less than 100%, of all applicable 2009 performance milestones are achieved; and (iv) no shares shall vest if less than 50% of all applicable 2009 performance milestones are achieved. The Performance-Vested Restricted Stock Grant shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock bonus award agreement and grant document. The Company shall have the discretion to structure some or all of the Performance-Vested Restricted Stock Grant so that it qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.
               (d) Annual Discretionary Grants. At least once each year, after Executive’s first year of employment, the Board (upon the recommendation of the Compensation Committee of the Board) will consider whether to grant additional equity awards to Executive, which determination shall be in the Board’s sole discretion.
          2.6 Relocation Benefits. Effective as of the Start Date, Executive is required to relocate to, and maintain a residence in, the San Francisco Bay Area. To assist in Executive’s relocation from New Jersey to the San Francisco Bay Area, Executive shall be entitled to receive the relocation benefits described in this Section 2.6, provided that he remains an employee in good standing of the Company as of the date that the particular cost or expense is incurred (the "Relocation Benefits”). The Relocation Benefits shall be the sole relocation assistance or benefits that Executive will receive from the Company. After all of Executive’s relocation expenses have been incurred, the Compensation Committee of the Board will review a final documented accounting of relocation expenses prepared by Executive, and consider, after discussion with Executive, whether any additional reimbursement is appropriate. If Executive’s employment terminates within twelve (12) months after the Start Date, due to either a termination for Cause by the Company or a voluntary termination by Executive for any reason, Executive will be required to repay a prorated portion of the Relocation Benefits received by him from the Company at any time, with such repayment to be made to the Company no later than thirty (30) days after the employment termination date. The repayment amount will be calculated by reducing the total gross amount of the Relocation Benefits received by him by 1/12th for each complete month of employment by Executive. The Relocation Benefits consist of the following:
               (a) House Hunting Trips. The Company will reimburse Executive’s reasonable and customary out-of-pocket expenses for him, his spouse and his children to travel to and from the San Francisco Bay Area for two (2) house hunting trips. The reimbursable expenses consist of hotel costs, meals, airfare (coach class), rental car,

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and related minor expenditures. These expenses must be properly documented and otherwise comply with the Company’s standard expense reimbursement policy and practice.
               (b) Moving and Temporary Storage Costs. The Company will pay or reimburse the reasonable costs of standard ground shipment of Executive’s personal belongings and household goods, and standard ground shipment of up to three (3) automobiles. In addition, the Company will pay reasonable storage fees for storage of Executive’s household goods for up to thirty-six (36) months. To the extent that such costs are reimbursed to Executive, these expenses must be properly documented and otherwise comply with the Company’s standard expense reimbursement policy and practice.
               (c) Sale and Purchase of Real Estate. If, within three (3) years of the Start Date, Executive sells his current primary residence located in New Jersey, then the Company will reimburse Executive’s customary and fully documented non-recurring closing costs incurred by him in connection with such sale (the “New Jersey Closing Costs”), including real estate commissions (up to a maximum of six percent (6%) of the sale price), legal and recording fees, title charges, transfer taxes, and documentary stamps. In addition, if, within three (3) years of the Start Date, Executive purchases a primary residence in the San Francisco Bay Area, the Company will reimburse Executive’s customary and fully documented non-recurring closing costs incurred by him in connection with such purchase (the “California Closing Costs”) up to a maximum total reimbursement amount (in the aggregate) equal to three percent (3%) of the purchase price. For purposes of determining the amounts of the New Jersey Closing Costs and California Closing Costs, any payment of origination points or other premiums on mortgages obtained or maintained by Executive shall be deemed non-reimbursable costs, and the Company shall reasonably determine which items and costs constitute non-recurring closing costs.
               (d) Housing Allowances. Executive will be eligible to receive from the Company the following housing allowances (the “Housing Allowances”), contingent upon his continued employment, as follows: (i) for twelve (12) months after the Start Date, Executive will receive a monthly temporary housing allowance of $10,000, the after-tax amount of which shall be used for Executive’s rental or lease payments, and if he purchases a new residence in the San Francisco Bay Area within this time period, this monthly allowance shall be used for mortgage payments for such residence; and (ii) after the one year anniversary of the Start Date, and beginning only after Executive purchases and resides in a primary residence in the San Francisco Bay Area, Executive will be eligible to receive monthly mortgage assistance payments of $6,000 (the “Mortgage Assistance Payments”), the after-tax amount of which shall be used for Executive’s mortgage payments for such residence, with such Mortgage Assistance Payments to be provided for up to a total of twenty-four (24) months, provided however that Executive will not be eligible for any Mortgage Assistance Payments if he fails to purchase a primary residence in the San Francisco Bay Area within three (3) years of the Start Date. The Housing Allowances (including Mortgage Assistance Payments) will be subject to required payroll deductions and withholdings, and will not be considered by the Company part of Executive’s Base Salary, including but not limited to for such purposes as determination of

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the Annual Bonus, the Severance Benefits (discussed in Section 5.2(b)), or for the purposes of the Change in Control Agreement (discussed in Section 5.5).
               (e) Gross-Up. At the time of the payment of any of the Relocation Benefits pursuant to Sections 2.6(a)-(c) which are not deductible for federal income tax purposes by Executive (e.g. non-deductible storage costs), Executive will be entitled to an additional “simplified” gross-up cash payment from the Company in an amount determined by multiplying the amount of the payment of such Relocation Benefits by 78.8 percent (78.8%).
     3. Proprietary Information Obligations.
          3.1 Agreement. As a condition of employment, Executive agrees to execute and abide by the Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”).
          3.2 Third Party Agreements And Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform his duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information or materials arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
     4. Outside Activities During Employment.
          4.1 Exclusive Employment. Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. By way of example, but not limitation, Executive may serve on one or more boards of directors of other companies (including both for profit and not for profit entities) provided that the advance consent of the Board is obtained after Executive provides the Board with reasonably detailed information about such other companies. The Board hereby provides authorization to Executive to continue to serve on the boards of directors of the following entities, provided that such continued service does not unreasonably interfere with Executive’s discharge of his duties to the Company: FoldRx Pharmaceuticals, Inc.; John Hopkins University; and Boston Medical Center. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company.

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          4.2 No Adverse Interests. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
          4.3 Noncompetition. During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any publicly traded competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.
     5. Termination Of Employment.
          5.1 At-Will Relationship. Executive’s employment relationship is at-will and not for any fixed period. Executive may terminate the relationship at any time for any reason, with or without advance notice. Similarly, the Company may terminate the employment relationship at any time, with or without Cause, and with or without advance notice.
          5.2 Termination Without Cause.
               (a) Right To Terminate Without Cause. The Company may terminate Executive’s employment with the Company at any time without Cause, upon notice to Executive.
               (b) Severance Benefits for Termination Without Cause. Executive shall be eligible to receive the following as his sole severance benefits (the “Severance Benefits”) in the event that: Executive’s employment is terminated by the Company without Cause at any time; such termination without Cause constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h); Executive is not eligible for severance benefits under the Change in Control Agreement; Executive remains in compliance with this Agreement and the Confidential Information Agreement; and Executive provides the Company (and complies with) an effective Release as required by Section 6 herein.
                    (i) Severance Pay. Executive will receive severance pay equal to thirty-six (36) months of the Base Salary in effect as of the employment termination date, subject to required payroll deductions and withholdings (the “Severance”). One half of the Severance will be paid in a lump sum within ten (10) business days after the effective date of the Release. The remaining one-half of the

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Severance will be paid as continuation of Executive’s regular base salary payments (excluding any special forms of compensation such as the Housing Allowances, any other Relocation Benefits, or bonus compensation) on the Company’s normal payroll dates for eighteen (18) months, beginning with the first payroll date following the effective date of the Release.
                    (ii) COBRA Premiums. The Company will pay the monthly premiums to continue Executive’s group health care coverage (including dependent coverage, if applicable) pursuant to federal COBRA law or comparable state insurance laws for eighteen (18) months after the termination date, provided that Executive timely elects continued coverage pursuant to COBRA and remains eligible for such coverage.
                    (iii) Accelerated Vesting of Equity Awards; Extension of Option Exercise Period. The Option and Time-Vested Restricted Stock Grant specified in Section 2.5 will be subject to accelerated vesting (the “Acceleration”), such that an additional number of shares equal to the lesser of either (A) the number of shares under existing such awards at the termination date that would have vested if Executive’s employment had continued for eighteen (18) months after the employment termination date (without giving effect to any other accelerated vesting provision), or (B) all remaining unvested shares under existing such awards at the termination date, will become vested and exercisable effective as of the employment termination date. In addition, Executive will be permitted to exercise any vested shares subject to the Option within twelve (12) months after the employment termination date, but in no event shall such period exceed the expiration of the term of the Option as set forth in Executive’s stock option agreement (the “Option Exercise Extension”).
               (c) Withholding Severance Benefits For Breach. The Company shall have the right to withhold any unpaid portion of the Severance Benefits or not permit the Acceleration or Option Exercise Extension upon its notice to Executive of the Board’s good faith reasonable belief that Executive has materially breached this Agreement, the Confidential Information Agreement, or the Release, and the basis for such reasonable belief shall be stated with specificity in such notice.
          5.3 Termination for Cause.
               (a) Right To Terminate For Cause. The Company may terminate Executive’s employment with the Company at any time for Cause upon written notice to Executive.
               (b) Cause Definition. “Cause” for termination shall mean, in the reasonable determination of the Board, that Executive: (i) has committed an intentional act, or acted with gross negligence, that has materially injured the business of the Company, or has committed (or attempted to commit) a fraud against the Company; (ii) has intentionally refused or failed to follow lawful and reasonable directions of the Board, after Executive is provided a reasonable opportunity to be heard on the issue by the Board; (iii) has habitually neglected Executive’s duties for the Company, or materially

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breached any duty to or written agreement with the Company (including but not limited to this Agreement or the Confidential Information Agreement); or (iv) has been convicted (including a plea of guilty or no contest) of any felony, or has been convicted (including a plea of guilty or no contest) of any crime involving moral turpitude or dishonesty. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clauses (ii) or (iii) above unless the conduct described in such clause has not been cured within thirty (30) days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause, provided however that such written notice from the Company is not required if Executive’s conduct is not reasonably capable of being cured.
               (c) No Severance Benefits Upon Termination For Cause. In the event Executive’s employment is terminated at any time with Cause, he will not be entitled to any of the Severance Benefits, pay in lieu of notice or any other such compensation, except as may be provided in a written Company severance benefit plan, if any, in effect on the termination date, or as required by law.
          5.4 Termination By Executive.
               (a) Right to Resign. Executive may terminate his employment with the Company at any time upon written notice to the Company, after which no further compensation will be paid to Executive unless otherwise provided in the Change in Control Agreement, or required by law.
               (b) No Severance Benefits Upon Resignation. In the event Executive terminates his employment for any reason, he will not be entitled to any Severance Benefits, pay in lieu of notice or any other such compensation, unless otherwise provided in the Change in Control Agreement, or required by law.
          5.5 Change in Control Severance Benefits Agreement. The Company agrees to enter into the Executive Change in Control Severance Benefits Agreement attached hereto as Exhibit B (the “Change In Control Agreement”) with Executive, which Executive shall execute within ten (10) days of the Effective Date of this Agreement if he wishes to accept it.
          5.6 Deferred Compensation. All payments provided under this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If Executive is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of a termination without Cause that constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Covered Termination”), then any Severance paid pursuant to Section 5.2(b)(i) (the “Payments”) shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Covered Termination, or (ii) the date of Executive’s death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that otherwise would have been paid to Executive on or

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before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. Notwithstanding the foregoing, (i) Payments scheduled to be paid from the date of a Covered Termination through March 15 of the calendar year following such termination shall be paid as scheduled pursuant to the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); (ii) Payments scheduled to be paid following such March 15 shall be paid as scheduled to the maximum extent permitted pursuant to an “involuntary separation from service” as permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the Covered Termination; and (iii) any excess Payments shall be subject to delay as provided in the previous sentence. Amounts paid pursuant to Section 5.2(b)(ii) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Amounts paid pursuant to Section 5.2(b)(iii) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(5)(E).
     6. Release. Within the applicable timeframe on or after Executive’s employment termination date, Executive shall provide the Company with an executed and effective general release of all known and unknown claims substantially in the form attached hereto as Exhibit C (the “Release”), as a condition of receipt of any Severance Benefits under Section 5.2(b) of this Agreement.
     7. Cooperation with Company.
          7.1 Cooperation Obligation. During and after the term of Executive’s employment, Executive will cooperate with the Company by providing truthful and accurate information without legal compulsion, in responding to the reasonable requests of the Company’s Chairman of the Board, Chief Executive Officer or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, with respect to Executive possesses relevant information. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing truthful sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.
          7.2 Expenses and Fees. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation provided under Section 7.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Executive’s employment, if Executive is then not receiving any severance benefits under this Agreement or the Change in Control Agreement, the Company also will pay Executive a fee of $400 per hour for the time Executive devotes to matters as requested by the Company under Section 7.1 (the “Fees”).

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The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 7.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.
     8. General Provisions.
          8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), the next day after sending by overnight courier, or five (5) business days after deposit in the United States mail, to the Company at its corporate headquarters, attention of the Chairman of the Board of Directors, and to Executive at his address as listed in the Company’s payroll records.
          8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties pursuant to applicable law.
          8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, the waiving party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
          8.4 Complete Agreement. This Agreement, including its exhibits, constitutes the complete, final, and exclusive embodiment of the agreement between Executive and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any other agreements, representations or promises made to Executive by anyone, whether oral or written, concerning such subject matter. Other than changes to Executive’s employment terms which are within the discretion of the Company or the Board to make (as provided herein, by law, or pursuant to the articles and by-laws of the Company), the terms of this Agreement cannot be modified or amended except in a writing approved by the Board and signed by a duly authorized officer or director of the Company and Executive.

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          8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed equivalent to originals.
          8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
          8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
          8.8 Survival. Executive’s duties under the Confidential Information Agreement and Section 7 (Cooperation With Company) of this Agreement shall survive termination of his employment with the Company.
          8.9 Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the party successful in enforcing this Agreement shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action
          8.10 Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

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          8.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without giving effect to choice of law principles.
     In Witness Whereof, the parties have executed this Agreement on the day and year first written above.

Onyx Pharmaceuticals, Inc.

By:	/s/ Hollings C. Renton Hollings C. Renton
Chief Executive Officer
N. Anthony Coles, an Individual

/s/ N. Anthony Coles

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Exhibit A
CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
     In consideration of my employment or continued employment by Onyx Pharmaceuticals, Inc or its subsidiaries or affiliates (the “Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:
1. Confidential Information Protections.
     1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized in writing by an officer of Company. I will obtain such officer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or may acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
     1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, methodologies, techniques, processes, assay systems, procedures, tests, formulations, gene sequences and loci, compounds, micro-organisms or other cell types, proteins, peptides, genetic and other biological material, computer programs, algorithms, software, reports, documentation, equipment, and devices; (b) information regarding products, services, plans for research and development, unpublished test results, clinical trials, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.
     1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information") subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.
2. Inventions.
     2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, methods, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other patentable or copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
     2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit

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to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
     2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and that I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.
     2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
     2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
     2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
     2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
4. Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity directly related to or competitive with the business in which the Company is now or becomes involved, or would otherwise conflict with my obligations to the Company. To protect the Company’s Intellectual Property Rights, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce, or encourage or otherwise cause any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, independent contractor, or consultant to or for any other person or entity (or any such employee, consultant or independent contractor who has terminated their relationship with the Company within the six months prior to the date of the action prohibited hereunder), or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) if such solicitation would involve the unauthorized use or disclosure of the Company’s Confidential Information.
5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is

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completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without further notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.
6. Notification Of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.
7. General Provisions.
     7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
     7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
     7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.
     7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
     7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
     7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
     7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
     7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
     7.9 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply at any time during which I was previously employed, or am in the future employed by Company or, to the fullest extent permitted by law, to any time during which I was previously engaged, or am in the future engaged, by Company as an independent contractor, if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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     This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	ONYX PHARMACEUTICALS, INC.:
I have read, understand, and accept this agreement and have been given the opportunity to discuss it with independent legal counsel.	Accepted and agreed:

(Signature)	(Signature)

By:	By:

Title:	Title:

Date:	Date:

Address:	Address:

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EXHIBIT A TO
CONFIDENTIAL INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT
INVENTIONS
     1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☐	None

☐	See immediately below:

☐ Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below and the proprietary rights and obligations with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)
Relationship
1.

2.

3.

☐	Additional sheets attached.
     3. Limited Exclusion Notification.
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

     a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
     b. Result from any work performed by you for Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

Exhibit B
EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT

Exhibit C
RELEASE AGREEMENT
(To be signed on or within twenty-one (21) days after the employment termination date.)
     1. Consideration. I understand that my employment with Onyx Pharmaceuticals, Inc. (the "Company”) terminated effective                     , 20___(the “Separation Date”). The Company has agreed that if I timely sign this Release Agreement (“Release”) and allow it to become effective, the Company will provide me certain Severance Benefits pursuant to the terms of the Executive Employment Agreement (the “Agreement”) between myself and the Company. I understand that I am not entitled to the Severance Benefits unless I timely sign this Release and allow it to become effective.
     2. General Release. In exchange for the Severance Benefits to be provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Agreement arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity

Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     3. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Chairman of the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
     4. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.
     5. Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     6. Additional Covenants. In addition to the above: (a) I hereby acknowledge and reaffirm my continuing obligations to the Company under the terms of my Confidential Information and Inventions Assignment Agreement; (b) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (c) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (d) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

Understood and Agreed:

N. Anthony Coles, an Individual

Date: